SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Definitive Proxy Statement.

☒	Definitive Additional Materials.

☐	Soliciting Material Pursuant to Sec. 240.14a-12.

DOW 30SM ENHANCED PREMIUM & INCOME FUND INC.

DOW 30SM PREMIUM & DIVIDEND INCOME FUND INC.

ENHANCED S&P 500® COVERED CALL FUND INC.

GLOBAL INCOME & CURRENCY FUND INC.

MLP & STRATEGIC EQUITY FUND INC.

NASDAQ PREMIUM INCOME & GROWTH FUND INC.

S&P 500® COVERED CALL FUND INC.

S&P 500® GEARED SM FUND INC.

SMALL CAP PREMIUM & DIVIDEND INCOME FUND INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Press Release (For Immediate Release)

S&P 500® GEAREDSM Fund Inc.

S&P 500® Covered Call Fund Inc.

Dow 30SM Premium & Dividend Income Fund Inc.

Small Cap Premium & Dividend Income Fund Inc.

Enhanced S&P 500® Covered Call Fund Inc.

Global Income & Currency Fund Inc.

NASDAQ Premium Income & Growth Fund Inc.

Dow 30SM Enhanced Premium & Income Fund Inc.

MLP & Strategic Equity Fund Inc.

(each, a “Fund” and collectively, the “Funds”)

IQ Investment Advisors LLC Announces

Adjournment of Special Stockholder Meeting of the Funds

NEW YORK, December 19, 2008 – IQ Investment Advisors LLC (“IQ Advisors”) announced that the special meeting of stockholders (the “Meeting”) of each of the Funds scheduled for Friday, December 19, 2008 at 9:00 am (Eastern time) has been adjourned to permit further solicitation of votes by proxy in order to achieve a quorum.

The adjourned Meeting will be held on Friday, January 23, 2009 at 9:00 am (Eastern time) at the offices of the Funds, 800 Scudders Mill Road, Plainsboro, NJ 08536, unless further adjourned. Future adjournments, if any, will be posted on the Funds’ web site at www.IQIAFunds.com/pressreleases.asp. The proposals to be considered at the Meeting are to approve a new investment advisory and management agreement and a new investment subadvisory agreement for each of the Funds.

IQ Advisors serves as each Fund’s investment adviser. The shares of each Fund (other than NASDAQ Premium Income & Growth Fund Inc.) are quoted on the New York Stock Exchange. The shares of NASDAQ Premium Income & Growth Fund Inc. are quoted on the NASDAQ Stock Market LLC. For stockholder related questions, please contact IQ Advisors at (877) 449-4742. You may also visit www.IQIAFunds.com for more information about IQ Advisors and its products and services.